Exhibit 4.9












                    CALIFORNIA ENERGY COMPANY, INC.

                   1994 EMPLOYEE STOCK PURCHASE PLAN

                (As Adopted Effective January 1, 1994)

                         TABLE OF CONTENTS


                                                               Page

Section  1.     Establishment of the Plan                       1

Section  2.     Definitions                                     1

Section  3.     Shares Authorized                               3

Section  4.     Administration                                  3

Section  5.     Eligibility and Participation                   4

Section  6.     Participation Periods                           5

Section  7.     Purchase Price                                  5

Section  8.     Employee Contributions                          5

Section  9.     Plan Accounts; Purchase of Shares               6

Section  10.    Withdrawal From the Plan                        7

Section  11.    Effect of Termination of Employment
                or Death                                        8

Section  12.    Rights Not Transferable                         8

Section  13.    Recapitalization, Etc                           9

Section  14.    Limitation on Stock Ownership                   9

Section  15.    No Rights as an Employee                       10

Section  16.    Rights as a Stockholder                        10

Section  17.    Use of Funds                                   10

Section  18.    Amendment or Termination of the Plan           11

Section  19.    Governing Law                                  11

Section  20.    Stockholder Approval                           11

Section  21.    Withholding                                    11

                      CALIFORNIA ENERGY COMPANY, INC.

                         1994 STOCK PURCHASE PLAN

                  (As Adopted Effective January 1, 1994)


Section 1.      Establishment of the Plan.

    The California Energy Company, Inc. 1994 Employee Stock
Purchase Plan (the "Plan") is hereby established to provide
Eligible Employees with an opportunity to purchase the Company's common stock so that they may increase their proprietary interest in the success of the Company. The
Plan, which provides for the purchase of stock through payroll withholding, is intended to qualify under section 423 of the Code.

Section 2.      Definitions.

    (a) "Board of Directors" or "Board" means the Board of Directors of the Company.

    (b) "Code" means the Internal Revenue Code of 1986, as amended.

    (c)  "Company" means California Energy Company, Inc., a
Delaware corporation.

    (d) "Compensation" means the base compensation paid to a Participant during a Participation Period in cash or in kind including overtime and shift differential. Incentive compensation, commissions and other bonuses and other forms of compensation for work outside the regular work schedule are excluded.

    (e) "Date of Participation" means the first day of a Participation Period.

    (f) "Eligible Employee" means any Employee of a Participating Company (i) who has been continuously employed by the Participating Company for at least three (3) months prior to the commencement of a Participation Period,
(ii) who is customarily employed for more than twenty (20) hours per week, (iii) who is customarily employed for more than five (5) months per calendar year, and (iv) who is an Employee at the commencement of a Participation Period. If an Employee has been employed less than three months and is granted a formal leave of absence, service, prior to and after the leave, will count toward the three months waiting period for eligibility. Rehired Employees with less than a six month break in service will receive full credit for past service to determine eligibility; otherwise, rehired Employees will be treated as new Employees for purposes of eligibility.

    In the event an Eligible Employee fails to remain in the continuous employ of a Participating Company customarily for at least twenty (20) hours per week during a Participation Period, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to him or her, without interest; provided that a Participant who goes on an unpaid leave of absence shall be permitted to remain in the Plan with respect to a Participation Period which commenced prior to such leave of absence. If such Participant is not guaranteed reemployment by contract or statute and the leave of absence extends beyond ninety (90) days, such Participant shall be deemed to have terminated employment on the ninety-first (91st) day of such leave of absence. Payroll deductions for a Participant who has been on an unpaid leave of absence will resume at the same rate as in effect prior to such leave upon return to work unless changed by such Participant or unless the Participant has been on an unpaid leave of absence either throughout an entire Participation Period or for more than 90 days, in which case the Participant shall not be permitted to re-enter the Plan until a participation agreement is filed with respect to a subsequent Participation Period which commences after such Participant has returned to work from the unpaid leave of absence.

    (g)  "Employee" means any employee of a Participating
Company for purposes of tax withholding under Section 3401 et seq. of the Code.

    (h) "Fair Market Value" shall mean (i) the closing price of a share of Stock on the principal exchange which the shares are trading, or (ii) if the shares are not traded on an exchange but are quoted on NASDAQ or such successor quotation system, or (iii) if the shares are not traded on an exchange or quoted on the NASDAQ or a successor quotation system, the fair market value of a share as determined by the Plan Administrator in good faith. Such determination shall be conclusive and binding on all persons.

    (i) "Participant" means an Eligible Employee who elects to participate in the Plan, as provided in Section 5 hereof.

    (j) "Participating Company" means the Company and such present or future Subsidiaries of the Company as the Company shall from time to time designate. The initial designated
Subsidiaries are set forth on Exhibit A hereto.

    (k) "Participation Period" means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 6.

    (l)  "Plan" has the meaning set forth in Section 1.

    (m) "Plan Account" means the account established for each Participant pursuant to Section 9(a).

    (n) "Purchase Price" means the price at which Participants may purchase Stock under Section 5, as determined pursuant to Section 7.

    (o) "Stock" means the common stock of the Company, $0.0675 par value.

    (p) "Subsidiary" means a subsidiary corporation as defined in section 424(f) of the Code.

Section 3.  Shares Authorized.

    The maximum aggregate number of shares which may be offered under the Plan shall be 750,000 shares of Stock, subject to adjustment as provided in Section 13 hereof.

Section 4.  Administration.

    (a) The Plan shall be administered by a Plan Administrator appointed by the Company. Until and unless another person or entity shall be so appointed and serving, the Plan Administrator shall be the Company. The interpretation and construction by the Plan Administrator of any provision of the Plan or of any right to purchase stock under the Plan shall be conclusive and binding on all persons.

    (b) No member of the Board or any employee of the Plan Administrator shall be liable for any action or determination made in good faith with respect to the Plan or the right to purchase Stock. The Plan Administrator shall be indemnified by the Company against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which it may be a party by reason of any action taken or failure to act under or in connection with the Plan or any stock purchased under the Plan, and against all amounts paid by it in settlement (provided such settlement is approved by independent legal counsel selected by the Company) or paid by it in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Plan Administrator is liable for negligence or misconduct in the performance of its duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, the Plan Administrator shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

    (c) All costs and expenses incurred in administering the Plan shall be paid by the Company. The Board or the Plan Administrator may request advice for assistance or employ such other persons as are necessary for proper administration of the Plan.

    (d)  Notwithstanding the preceding provisions of this
Section 4, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any committee or person that is not "disinterested" as that term is used in Rule 16b-3. The Company shall appoint a "disinterested" committee or person to carry out any discretionary determination that would otherwise be in contravention of the foregoing provision.

Section 5.  Eligibility and Participation.

    (a) Any person who qualifies or will qualify as an Eligible Employee on the Date of Participation with respect to a Participation Period may elect to participate in the Plan for such Participation Period. An Eligible Employee may elect to participate by executing the participation agreement prescribed for such purpose by the Plan Administrator. The participation agreement shall be filed with the Plan Administrator no later than the deadline stated on the participation agreement, and if none is stated, then no later than the first day of the Participation Period. The Eligible Employee shall designate on the participation agreement the percentage of his or her Compensation which he or she elects to have withheld for the purchase of Stock, which may be any whole percentage of the Participant's Compensation.

    (b) By enrolling in the Plan, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant's Compensation which is withheld during the Participation Period. However, with respect to any Participation Period, no Participant shall be eligible to purchase shares of Stock in excess of any maximum number which may be set by the Plan Administrator from time to time, which maximum number shall initially be five hundred
(500) shares (appropriately adjusted if the Participation Period is shorter or longer than six months and for events described in Section 13).

    (c) Once enrolled, a Participant will continue to participate in the Plan for each succeeding Participation Period until he or she terminates participation by withdrawing in accordance with Section 10 or ceases to qualify as an Eligible Employee. A Participant who withdraws from the Plan in accordance with Section 10 may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in
Section 5(a).

Section 6.  Participation Periods.

    The Plan shall be implemented by one or more
Participation Periods of six months' duration each. The first Participation Period will commence on January 1, 1994 and end on June 30, 1994, and thereafter a new Participation Period shall commence on each July 1 and January 1. The Company may alter the duration of each Participation Period and the commencement dates, provided that any such alteration shall be effective for the next Participation Period, and provided further that no Participation Period shall exceed twenty-seven (27) months or extend beyond the termination of the Plan.

Section 7.  Purchase Price.

    The Purchase Price for each share of Stock shall be the lesser of (i) eight-five percent (85%) of the Fair Market
Value of such share on the last trading day before the Date of Participation or (ii) eighty-five percent (85%) of the Fair Market Value of such share on the last trading day during the Participation Period.
Section 8.  Employee Contributions.
A Participant may purchase shares of Stock pursuant to the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to

Section 5(a), shall commence with the first paycheck issued during the Participation Period and shall be deducted from each subsequent paycheck throughout the Participation Period. If a Participant desires to decrease the rate of payroll withholding during the Participation Period, he or she may do so, if permitted by the Plan Administrator, one time during a Participation Period by filing a new participation agreement with the Plan Administrator. Such decrease will be effective as of the first day of the second payroll period which begins following the receipt of the new participation agreement. A Participant may not increase his or her rate of payroll withholding during a Participation Period. If a Participant desires to increase or decrease the rate of payroll withholding effective for the next Participant Period, he or she may do so by filing a new participation agreement with the Plan Administrator on or before the date specified by the Plan Administrator, and if none is stated, then no later than the first day of the Participation Period for which such change is to be effective. Notwithstanding the provisions of this

Section 8, any Participant who has executed an irrevocable

election to participate in and not withdraw from the Plan during a Participation Period shall not increase or decrease his or her rate of payroll withholding for the period covered by such irrevocable election.

Section 9.  Plan Accounts; Purchase of Shares.

    (a) The Company will maintain a Plan Account on its books in the name of each Participant. At the close of each pay period, the amount deducted from the Participant's Compensation will be credited to the Participant's Plan Account. No interest shall be credited to amounts in a Participant's Plan Account.

    (b) As of the last day of each Participation Period, the amount then in the Participant's Plan Account will be divided by the Purchase Price, and the number of whole shares which results (subject to the limitations described in Sections 5(b), 9(c) and 14) shall be purchased from the Company with the funds in the Participant's Plan Account. Share certificates representing the number of shares of Stock so purchased shall be delivered either directly to each Participant or to a brokerage account designated by the Plan Administrator to be kept in such account pursuant to a participation agreement (which shall be uniform) between each Participant and the Company and subject to the conditions described therein which may include a requirement that shares of Stock be held and not sold for certain time
periods.   To the extent that any amount remains in the
Participant's Plan Account after effecting the purchase of whole shares, the amount shall remain in the Participant's Plan Account for application to the purchase of Shares in the subsequent Participation Period.

    (c) In the event that the aggregate number of shares which all Participants elect to purchase during a Participation Period shall exceed the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant shall become entitled shall be determined by multiplying the number of shares available for issuance by a fraction the numerator of which is the sum of the number of shares the Participant has elected to purchase pursuant to Section 5, and the denominator of which is the sum of the number of shares which all Participants have elected to purchase for such Participation Period pursuant to Section 5. Any cash amount remaining in the Participant's Plan Account under these circumstances shall be refunded to the Participant.

    (d) Any amount remaining in the Participant's Plan Account caused by a surplus due to fractional shares after deducting the amount of the Purchase Price for the number of whole shares issued to the Participant shall be carried over in the Participant's Plan Account for the succeeding Participation Period, without interest. Any amount remaining in the Participant's Plan Account at the end of the Participation Period caused by anything other than a surplus due to fractional shares shall be refunded to the Participant in cash, without interest.

    (e) As soon as practicable following the end of each Participation Period, the Company shall deliver to each Participant a Plan Account statement setting forth the amount of payroll deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.

Section 10.  Withdrawal From the Plan.

    A Participant may elect to withdraw from participation under the Plan at any time up to the last day of a Participation Period by filing the prescribed form with the Plan Administrator. As soon as practicable after a withdrawal, payroll deductions shall cease and all amounts credited to the Participant's Plan Account will be refunded in cash, without interest. A Participant who has withdrawn from the Plan shall not be a Participant in future
Participation Periods, unless he or she again enrolls in accordance with the provisions of Section 5.
Notwithstanding the provisions of this Section 5, any Participant who has executed an irrevocable election to participate in and not withdraw from the Plan during a

Participation Period shall not withdraw from the Plan for the period covered by such irrevocable election.

Section 11.  Effect of Termination of Employment or Death.

    (a) Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 10. A transfer from one Participating Company to another shall not be treated as a termination of employment.

    (b) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's Plan Account under the Plan in the event of such Participant's death subsequent to the purchase of shares but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's Plan Account under the Plan in the event of such Participant's death prior to the last day of a Participation Period.

    (c) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant in the absence of a valid designation of a beneficiary who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash in accordance with the Participant's designation of beneficiaries under the Company's 401(k) Plan; or, in the absence of such designation, to the executor or administrator of the estate of the Participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

Section 12.  Rights Not Transferable.

    The rights or interests of any Participant in the Plan, or in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or by any other manner other than as permitted by Section 423 of the Code or by will or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by Section 423 of the Code or by will or the laws of descent and distribution, such act shall be treated as an automatic withdrawal under
Section 10.

Section 13.  Recapitalization, Etc.

    (a) The aggregate number of shares of Stock offered under the Plan, the number and price of shares which any Participant has elected to purchase pursuant to Section 5 and the maximum number of shares which a Participant may elect to purchase under the Plan in any Participation Period shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company.

    (b) In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, this Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each Participant has paid towards the Purchase Price of Stock hereunder for the Participation Period during which the dissolution, liquidation, merger or consolidation is effective shall be refunded, without interest.

    (c) The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

Section 14.  Limitation on Stock Ownership.

    Notwithstanding any provision herein to the contrary, no Participant shall be permitted to elect to participate in the Plan to the extent that (i) such Participant, immediately after his or her election to participate, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent corporation (as defined by Section 424 of the Code) or Subsidiary of the Company, or
(ii) under the terms of the Plan the rights of the Employee to purchase Stock under this Plan and all other qualified employee stock purchase plans of the Company or any parent corporation (as defined by Section 424 of the Code) or its Subsidiaries would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Stock (determined at the time such right is granted) for each calendar year for which such right is outstanding at any time. To the extent necessary to comply with clause (ii), a Participant's payroll deductions may be decreased by the Company to zero percent (0%) at such time during the current calendar year that the sum of all payroll deductions which were previously used to purchase Stock under the Plan during such calendar year, all payroll deductions under other plans of the Company which qualify as employee stock purchase plans under Section 423 of the Code which have been used or can be used to purchase Stock during such calendar year, and all payroll deductions accumulated but not yet used to purchase shares of Common Stock, equals $21,250 (i.e., 85% of the maximum amount set forth in such clause (ii)). Payroll deductions shall recommence at the rate provided in such Participant's participation agreement at the beginning of the following calendar year. For purposes of this Section 14, ownership of stock shall be determined by the taking into account the attribution rules of section 424(d) of the Code, and Participants shall be considered to own any stock which they have a right to purchase under this or any other stock option plan.

Section 15.  No Rights as an Employee.

    Nothing in the Plan shall be construed to give any person the right to remain in the employ of a Participating
Company. Each Participating Company reserves the right to terminate the employment of any person at any time and for any reason or for no reason, it being understood that employees of the Participating Companies are employed on an "at will" basis, except to the extent provided in a written employment contract between an employee and the Participating Company.

Section 16.  Rights as a Stockholder.

    A Participant shall have no rights as a stockholder with respect to any shares he or she may have a right to purchase under the Plan until the date of issuance of a stock certificate to the brokerage account designated by the Plan Administrator for shares of Stock issued pursuant to the Plan, subject to the shareholders approval of the adoption of the Plan.

Section 17.  Use of Funds.

    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions in separate accounts.

Section 18.  Amendment or Termination of the Plan.

    The Board of Directors shall have the right to amend, modify or terminate the Plan at any time without notice. An amendment of the Plan shall be subject to shareholder approval only to the extent required by applicable laws, regulations or rules.

Section 19.  Governing Law.

    The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

Section 20.  Stockholder Approval.

    The Plan shall become effective upon its adoption by the Board, provided that no Stock shall be purchased under the Plan unless and until stockholder approval of the Plan is obtained. In the case of the initial approval of the Plan or if stockholder approval is required under the Code for an amendment to the Plan adopted or proposed to be adopted by the Board, such stockholder approval shall be obtained in any manner and within the time periods required by
Section 423 of the Code and the Treasury Regulations thereunder (or any successor provisions). The Board, in its discretion, also may obtain stockholder approval for any amendment to the Plan adopted by or proposed to be adopted by the Board to the extent desirable to maintain compliance with Rule 16b-3.

Section 21.  Withholding.

    The Company may withhold from a Participant's Compensation any amount necessary for the Company to meet applicable income and employment tax withholding obligations with respect to such Participant.
    To record the adoption of the Plan by the Board of Directors, effective as of January 1, 1994, the Company has caused its authorized officer to execute the same this 20th day of December, 1993.

                                CALIFORNIA ENERGY COMPANY, INC.

                                By /s/STEVEN A. MCARTHUR
                                   Steven A. McArthur
                                   Senior Vice President

                             11
      148253(14409)(3)

                          Exhibit A
                Initial Participating Companies

          California Energy Company, Inc.
          Western States Geothermal Company
          Russian-American Science, Inc.
          Rose Valley Properties, Inc. The
          Ben Holt Co.

      148253(14409)(3)